As filed with the Securities and Exchange Commission on December 24, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

K2 INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-2077125 (I.R.S. Employer Identification Number)

2051 Palomar Airport Way

Carlsbad, CA 92009

(Address of Principal Executive Offices) (Zip Code)

Brass Eagle Inc. 1997 Stock Option Plan

Brass Eagle Inc. Employee Stock Purchase Plan

(Full Title of the Plans)

Monte H. Baier

Vice President and General Counsel

K2 Inc.

2051 Palomar Airport Way

Carlsbad, CA 92009

(Name and Address of Agent for Service)

(760) 494-1000

(Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Brad Weirick

Gibson, Dunn & Crutcher LLP

333 S. Grand Ave., 47th Floor

Los Angeles, CA 90071

(213) 229-7000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)(3)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(4)(5)

Common Stock, par value $1.00 per share	368,295	$13.99	$5,152,447.05	$416.83

(1)	Includes associated preferred share rights to purchase shares of the Registrant’s common stock pursuant to the Registrant’s shareholder rights plan, which rights are not currently separable from the shares of common stock and are not currently exercisable.
(2)	Based on the number of shares of Brass Eagle Inc. (“Brass Eagle”) common stock, par value $.01 per share (the “Brass Eagle Common Stock”), that was reserved for issuance in connection with the Brass Eagle Inc. 1997 Stock Option Plan, as amended, and the Brass Eagle Inc. Employee Stock Purchase Plan (collectively, the “Plans”), as of the close of business on December 11, 2003, that was converted into the right to receive 0.6036 of a share of common stock, par value $1.00 per share, of K2 Inc. (the “Registrant”) (the “Merger Ratio”) upon the consummation of the merger (the “Merger”) contemplated in the Agreement and Plan of Merger and Reorganization, dated as of October 22, 2003, among the Registrant, Cabe Acquisition Sub, Inc. (“Cabe”) and Brass Eagle.
(3)	The Registrant previously registered 4,880,733 shares of its common stock, par value $1.00 per share, under its Registration Statement on Form S-4 (No. 333-110222) (the “Form S-4”), which was declared effective on December 8, 2003, of which 359,504 shares of the Registrant’s common stock, par value $1.00 per share, were registered in connection with the Brass Eagle Inc. 1997 Stock Option Plan, as amended. The number of shares registered under the Form S-4 was based on the aggregate number of Brass Eagle Common Stock then outstanding, and the number of shares of Brass Eagle Common Stock issuable upon exercise of options to acquire shares of Brass Eagle Common Stock then outstanding under the Plan, multiplied by the exchange ratio of 0.6036 of a share of common stock, par value $1.00 per share, of the Registrant. The Registrant hereby registers an additional 8,791 shares of its common stock, par value $1.00 per share, based on the sum of (i) 3,509, the aggregate number of Brass Eagle Common Stock reserved under the Brass Eagle Inc. Employee Stock Purchase Plan, multiplied by the exchange ratio of 0.6036 of a share of common stock, par value $1.00 per share, of the Registrant, and (ii) 5,282, the aggregate number of Brass Eagle Common Stock reserved but unissued under the Brass Eagle Inc. 1997 Stock Option Plan, multiplied by the exchange ratio of 0.6036 of a share of common stock, par value $1.00 per share, of the Registrant.
(4)	Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the total registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on the New York Stock Exchange on December 17, 2003.
(5)	A registration fee of $6,430.40 was previously paid in connection with the registration of 4,880,733 shares of the Registrant’s common stock under the Form S-4, of which $473.65 was in connection with the registration of 359,504 shares of the Registrant’s common stock, par value $1.00 per share. The registration fee paid under the Form S-4 was calculated pursuant to Rules 457(f) and 457(c) under the Securities Act. Based on the average of the high and low sales prices of the Brass Eagle Common Stock, as reported on the Nasdaq National Market System on October 31, 2003, the proposed maximum offering price under the Form S-4 was $79,485,763.37. Pursuant to Rule 457(p) of the Securities Act, the registration fee for this Registration Statement is offset by the $473.65 previously paid under the Form S-4, and as a result, no registration fee is owed pursuant to this Registration Statement.

INTRODUCTION

This Registration Statement on Form S-8 is filed by K2 Inc., a Delaware corporation (the “Registrant”), relating to 368,295 shares of its common stock, par value $1.00 per share (the “Common Stock”), issuable to eligible persons under the Brass Eagle Inc. 1997 Stock Option Plan and the Brass Eagle Inc. Employee Stock Purchase Plan (collectively, the “Plans”), as assumed by the Registrant pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of October 22, 2003, among the Registrant, Cabe Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Registrant, and Brass Eagle Inc., a Delaware corporation.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which previously have been filed by the Registrant with the Commission, are incorporated herein by reference and made a part hereof:

(i) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(ii) The Registrant’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2003; the Registrant’s Current Reports on Form 8-K filed on February 24, March 13, April 1, May 28 (Item 7), June 5, July 22 (Item 5), October 1, October 23 (Item 5 and 7), October 29, November 4, November 26, December 9, December 10 and December 23, 2003; and the Registrant’s Current Report on Form 8-K/A filed on December 2;

(iii) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 21, 1989, as amended, the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 9, 1999, and the Registrant’s Registration Statement on Form S-4/A, filed on February 25, 2003, including any amendment or report filed for the purpose of updating such description; and

(iv) The description of the Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 9, 1999, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration

Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, as amended, allows a corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (a) breached his/her duty of loyalty to the corporation or its stockholders, (b) acted not in good faith or in knowing violation of a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of Delaware General Corporation Law or (d) obtained an improper personal benefit from a transaction.

Section 145 of the Delaware General Corporate Law permits a corporation to indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed third party proceeding, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify any of its directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that the corporation shall not indemnify such person if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The rights granted under this section of the Delaware General Corporate Law are not exclusive of any other rights to which such person is entitled. The corporation may purchase and maintain insurance on behalf of such persons against any liability asserted against or incurred by such persons in any capacity as or arising out of such persons’ status as an director, officer, employee or agent of the corporation.

Section 174 of the Delaware General Corporation Law provides, among other things, that all directors who willfully or negligently approve an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for the full amount paid out in connection with these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts. Any director against whom a claim is successfully asserted may recover contribution from any other directors who voted or concurred in the unlawful action.

Article 17 of the Registrant’s Restated Certificate of Incorporation, as amended, includes a provision eliminating the personal liability of its officers and directors for monetary damages for breach of fiduciary duty as a director to the fullest extent authorized by, and subject to the limitations expressed in Delaware law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, Article 18 of the Restated Certificate provides that: (a) the Registrant is required to indemnify its directors, officers and persons serving at the request of the Registrant as a director, officer, employee or agent of another corporation or business entity, to the fullest extent permitted by Delaware law; (b) the Registrant may indemnify employees and agents of the Registrant with the same scope and effect as the indemnification provided to officers and directors; (c) the Registrant will advance amounts as required by law after the director or officer delivers to the Registrant an undertaking to repay all amounts advanced if it is determined that the director or officer is not entitled to indemnification; (d) the director or officer may bring suit against the Registrant to recover an amount if the director or officer was successful in whole or in part and the Registrant has not paid the director or officer within thirty days of receipt of the director or officer’s claim for payment; (e) the rights conferred in the Restated Certificate are not exclusive of any other right which the director or officer may have, or thereafter acquire under any statute, provision of the Restated Certificate, bylaw, agreement or otherwise; and (f) the Registrant may maintain director and officer liability insurance at its own expense. As permitted by the Restated Certificate, the Registrant maintains such insurance at the Registrant’s expense to protect its directors and officers. The Registrant has also entered into customary indemnification agreements with each of its directors.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit
4.1	Brass Eagle Inc. 1997 Incentive Stock Option Plan, as amended, filed January 8, 1998 as Exhibit 10(iii) to the Quarterly Report on Form 10-Q of Brass Eagle Inc. and March 20, 2001 as 10(xxii) to the Annual Report on Form 10-K of Brass Eagle Inc., and incorporated herein by reference.

4.2	Brass Eagle Inc. Employee Stock Purchase Plan, filed on February 28, 2003 as Exhibit 10(xxxviii) to the Annual Report on Form 10-K of Brass Eagle Inc., and incorporated herein by reference.

4.3	Restated Certificate of Incorporation dated May 4, 1989, filed as Exhibit (3)(a) to the Annual Report on Form 10-K of K2 Inc. for the year ended December 31, 1989, and incorporated herein by reference.

4.4	Certificate of Amendment of Restated Certificate of Incorporation dated May 31, 1995, filed as Exhibit 3(a)(ii) to the Annual Report on Form 10-K of K2 Inc. for the year ended December 31, 1995, and incorporated herein by reference.

4.5	Certificate of Amendment of Restated Certificate of Incorporation, filed as Exhibit (3)(i) to the Quarterly Report on Form 10-Q of K2 Inc. for the quarter ended June 30, 1996, and incorporated herein by reference.

4.6	Certificate of Amendment of Restated Certificate of Incorporation dated March 28, 2003, filed on April 1, 2003 as Exhibit 3.1 to the Current Report on Form 8-K of K2 Inc., and incorporated herein by reference.

4.7	By-Laws of K2 Inc., as amended, filed as Exhibit 3 to the Quarterly Report on Form 10-Q of K2 Inc. for the quarter ended June 30, 1999, and incorporated herein by reference.

4.8	Rights Agreement dated as of July 1, 1999, between K2 Inc. and Harris Trust Company of California, as Rights Agent, which includes thereto the Form of Rights Certificate to be distributed to holders of Rights after the Distribution, filed August 9, 1999 as Item 2, Exhibit 1 to Form 8-A of K2 Inc., and incorporated herein by reference.

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of KPMG LLP.

24.1*	Power of Attorney (on signature page).

*	Filed herewith.

Item 9.	Undertakings

(1) The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on this 19th day of December, 2003.

K2 Inc.

By:	/s/ Richard J. Heckmann

Richard J. Heckmann Chief Executive Officer, Director and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Richard J. Heckmann and John J. Rangel, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the Company may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional shares of common stock, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Heckmann Richard J. Heckmann	Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)	December 19, 2003

/s/ John J. Rangel John J. Rangel	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 19, 2003

/s/ Wilford D. Godbold, Jr. Wilford D. Godbold, Jr.	Director	December 19, 2003

/s/ Jerry E. Goldress Jerry E. Goldress	Director	December 19, 2003

/s/ Robin E. Hernreich Robin E. Hernreich	Director	December 19, 2003

/s/ Lou L. Holtz Lou L. Holtz	Director	December 19, 2003

/s/ Alfred E. Osborne, Jr. Alfred E. Osborne, Jr.	Director	December 19, 2003

/s/ Edward F. Ryan Edward F. Ryan	Director	December 19, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Brass Eagle Inc. 1997 Incentive Stock Option Plan, as amended, filed January 8, 1998 as Exhibit 10(iii) to the Quarterly Report on Form 10-Q of Brass Eagle Inc. and March 20, 2001 as 10(xxii) to the Annual Report on Form 10-K of Brass Eagle Inc., and incorporated herein by reference.

4.2	Brass Eagle Inc. Employee Stock Purchase Plan, filed on February 28, 2003 as Exhibit 10(xxxviii) to the Annual Report on Form 10-K of Brass Eagle Inc., and incorporated herein by reference.

4.3	Restated Certificate of Incorporation dated May 4, 1989, filed as Exhibit (3)(a) to the Annual Report on Form 10-K of K2 Inc. for the year ended December 31, 1989, and incorporated herein by reference.

4.4	Certificate of Amendment of Restated Certificate of Incorporation dated May 31, 1995, filed as Exhibit 3(a)(ii) to the Annual Report on Form 10-K of K2 Inc. for the year ended December 31, 1995, and incorporated herein by reference.

4.5	Certificate of Amendment of Restated Certificate of Incorporation, filed as Exhibit (3)(i) to the Quarterly Report on Form 10-Q of K2 Inc. for the quarter ended June 30, 1996, and incorporated herein by reference.

4.6	Certificate of Amendment of Restated Certificate of Incorporation dated March 28, 2003, filed on April 1, 2003 as Exhibit 3.1 to the Current Report on Form 8-K of K2 Inc., and incorporated herein by reference.

4.7	By-Laws of K2 Inc., as amended, filed as Exhibit 3 to the Quarterly Report on Form 10-Q of K2 Inc. for the quarter ended June 30, 1999, and incorporated herein by reference.

4.8	Rights Agreement dated as of July 1, 1999, between K2 Inc. and Harris Trust Company of California, as Rights Agent, which includes thereto the Form of Rights Certificate to be distributed to holders of Rights after the Distribution, filed August 9, 1999 as Item 2, Exhibit 1 to Form 8-A of K2 Inc., and incorporated herein by reference.

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of KPMG LLP.

24.1*	Power of Attorney (on signature page).

*	Filed herewith.